EXHIBIT 99.1

Advisory Board Charter

Purpose

The primary purpose of the Advisory Board of the Board of Directors of Directors of Stony Hill Corp. (the “Company”) shall be to make recommendations and render advice to the Board of Directors with respect to, and (subject to the limitations set forth in this charter) regarding:

(i)	The development of new business ventures;
(ii)	Strategic business planning for the Company;
(iii)	The Company’s capital structure;
(iv)	Financial and strategic review of the Company;
(v)	Formulating the Company’s future strategy;
(vi)	Performing due diligence related to potential business arrangements; and
(vii)	Developing marketing and promotional strategies.

Additionally, the Advisory Board shall make recommendations and render advice to the Board of Directors with respect such matters as may be requested by the Board of Directors.

Membership

Number. The Advisory Board will consist of at least 1 member of the Board of Directors, and the Board of Directors may, in its sole discretion, appoint seven members which, if so appointed, will be an independent, non-employee members. The members of the Advisory Board will be appointed by and serve at the discretion of the Board of Directors.

Removal. The entire Advisory Board or any individual director on the Advisory Board may be removed with or without cause by the affirmative vote of a majority of the Board of Directors.

Chairman. The Board of Directors may designate a Chairman of the Advisory Board (the Chairman). In the absence of such designation, the Advisory Board may designate the Chairman by majority vote of the Advisory Board. From time to time the Chairman may establish such other rules as are necessary and proper for the conduct of the business of the Advisory Board.

Interim Member. Any member of the Advisory Board may abstain from voting on any investment, acquisition or divestiture transaction in which he or she has, or may have, a conflict of interest. In such event, the Board of Directors or the Advisory Board members who are not so conflicted, may appoint an interim member of the Advisory Board for purposes of considering and/or approving such transaction, such interim member to serve only for such purpose.

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Authority

General. The Advisory Board will have and may exercise the power and authority to review, authorize and approve investments, acquisitions and divestitures by the Company valued in an amount not to exceed, for any particular investment, acquisition or divestiture, the amount authorized and directed by resolution of the Board of Directors from time to time. In carrying out its authority, the Advisory Board (a) shall have all such other rights and powers as may lawfully be delegated by the Board of Directors, and (b) may exercise such rights and powers, and perform such activities, as is consistent with this Charter, the Company’s Bylaws and governing law as the Advisory Board or the Board of Directors deems necessary or appropriate.

Delegation of Authority. The Advisory Board may create a subcommittee of the Advisory Board consisting of one or more directors on the Advisory Board. The Advisory Board may delegate any of its duties and responsibilities to such subcommittee, to one or more directors of the Board of Directors or to other persons, unless otherwise prohibited by applicable laws or listing standards. The Advisory Board may terminate any such subcommittee and revoke any such delegation at any time.

Meetings

The Advisory Board will convene periodically as necessary to act upon any matter within its jurisdiction. A majority of the total number of members of the Advisory Board shall constitute a quorum of all Advisory Board meetings. All meetings shall be held subject to and in accordance with Chapters 78.125, .138, .315 and other applicable sections of the Nevada laws. Minutes shall be kept of each meeting of the Advisory Board.

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